Filed Pursuant to Rule 433

Registration Statement No. 333-209526

March 3, 2016

Final Term Sheet

$750,000,000 2.000% Notes due 2019

$750,000,000 2.625% Notes due 2021

$1,000,000,000 3.500% Notes due 2026

$1,000,000,000 4.625% Notes due 2046

Issuer:	Stryker Corporation

	2019 Notes	2021 Notes	2026 Notes	2046 Notes

Security Type:	2.000% Notes due 2019	2.625% Notes due 2021	3.500% Notes due 2026	4.625% Notes due 2046

Principal Amount:	$750,000,000	$750,000,000	$1,000,000,000	$1,000,000,000

Maturity Date:	March 8, 2019	March 15, 2021	March 15, 2026	March 15, 2046

Interest Payment Dates:	Each March 8 and September 8, commencing September 8, 2016	Each March 15 and September 15, commencing September 15, 2016	Each March 15 and September 15, commencing September 15, 2016	Each March 15 and September 15, commencing September 15, 2016

Coupon (Interest Rate):	2.000%	2.625%	3.500%	4.625%

Price to Public:	99.884%	99.962%	99.348%	98.894%

Benchmark Treasury:	0.750% due February 15, 2019	1.125% due February 28, 2021	1.625% due February 15, 2026	3.000% due November 15, 2045

Spread to Benchmark Treasury:	T+105 bps	T+130 bps	T+175 bps	T+205 bps

Benchmark Treasury Yield:	0.990%	1.333%	1.828%	2.644%

Yield to Maturity:	2.040%	2.633%	3.578%	4.694%

Redemption:

Make-Whole Call:	T+15 bps	T+20 bps	T+25 bps	T+30 bps

Par Call:	None	Beginning on February 15, 2021	Beginning on December 15, 2025	Beginning on September 15, 2045

CUSIP / ISIN:	863667AK7 US863667AK76	863667AM3 US863667AM33	863667AN1 US863667AN16	863667AJ0 US863667AJ04

Expected Ratings*:	Baa1 (outlook stable) (Moody’s)/ A+ (negative watch) (Standard & Poor’s)

Trade Date:	March 3, 2016

Settlement Date**:	March 10, 2016 (T+5)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	PNC Capital Markets LLC U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

**	Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the third business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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